Exhibit 99.1

July 30, 2018

FOR IMMEDIATE RELEASE

Media Contact: Neil Shapiro (212) 271-3447

Investor Contact: Joel Jeffrey (212) 271-3610

www.stifel.com/investor-relations

STIFEL REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

•	Net revenues of $742.7 million, increased 2.4% compared with the year-ago quarter.

•	Record net revenues and pre-tax operating income in Global Wealth Management.

•	Net income available to common shareholders of $84.9 million, or $1.04 per diluted common share.

•	Non-GAAP net income available to common shareholders of $98.8 million, or $1.22 per diluted common share.

•	Record client assets of $277.7 billion, increased 7.6% compared with the year-ago quarter and 1.1% sequentially.

•	Repurchased approximately 0.8 million shares of the Company’s common stock at an average price of $56.28 per share.

•	Business Bancshares, Inc. acquisition expected to close in third quarter of 2018.

ST. LOUIS, MO – Stifel Financial Corp. (NYSE: SF) today reported net income available to common shareholders of $84.9 million, or $1.04 per diluted common share on net revenues of $742.7 million for the three months ended June 30, 2018, compared with net income available to common shareholders of $50.5 million, or $0.63 per diluted common share, on net revenues of $725.6 million for the second quarter of 2017.

For the three months ended June 30, 2018, the Company reported non-GAAP net income available to common shareholders of $98.8 million, or $1.22 per diluted common share. The Company’s reported GAAP net income for the three months ended June 30, 2018 was primarily impacted by merger-related and litigation-related expenses. Details discussed below and in the “Non-GAAP Financial Matters” section.

Chairman’s Comments

“I am very pleased with our performance this quarter and year-to-date as total net revenue in the second quarter was up 2% year-on-year driven by a nearly 20% increase in our recurring revenues. Additionally, the growth in higher margin businesses such as our bank helped to drive our quarterly compensation ratio to its lowest level in more than seven years. This resulted in a 36% year-on-year increase in non-GAAP EPS as well as a nearly 15% return on common equity and a 24% return on tangible common equity in the quarter. Barring a significant change in market conditions in the second half of the year, we expect that increases in investment banking and recruiting activity, along with continued balance sheet growth and a more favorable compensation ratio, will lead to improved results versus the first half of the year.” stated Ronald J Kruszewski, Chairman and CEO of Stifel.

Financial Highlights (Unaudited)	Three Months Ended
(in 000s, except per share data)	GAAP 6/30/18	GAAP 6/30/17	% Change	GAAP 3/31/18	% Change	Non- GAAP (1) 6/30/18	Non- GAAP (1) 6/30/17	% Change
Net revenues	$742,732	$725,647	2.4	$750,358	(1.0)	$742,541	$725,647	2.3
Net income	$87,287	$52,811	65.3	$88,761	(1.7)	$101,131	$73,991	36.7
Preferred dividend	2,344	2,344	—	2,344	—	2,344	2,344	—

Net income available to common shareholders	$84,943	$50,467	68.3	$86,417	(1.7)	$98,787	$71,647	37.9
Earnings per diluted common share	$1.07	$0.66	62.1	$1.09	(1.8)	$1.24	$0.92	34.8
Earnings per diluted common share available to common shareholders	$1.04	$0.63	65.1	$1.06	(1.9)	$1.22	$0.90	35.6
Compensation ratio	59.5%	62.5%		61.0%		59.0%	61.4%
Non-compensation ratio	24.5%	26.0%		23.0%		22.5%	22.3%
Pre-tax operating margin (2)	16.0%	11.5%		16.0%		18.5%	16.3%

For the six months ended June 30, 2018, the Company reported net income available to common shareholders of $171.4 million, or $2.10 per diluted common share on net revenues of $1.5 billion, compared with net income available to common shareholders of $113.6 million, or $1.41 per diluted share, on net revenues of $1.4 billion for the six months ended June 30, 2017.

For the six months ended June 30, 2018, the Company reported non-GAAP net income available to common shareholders of $192.6 million, or $2.36 per diluted common share.

Financial Highlights (Unaudited)	Six Months Ended
(in 000s, except per share data)	GAAP 6/30/18	GAAP 6/30/17	% Change	Non- GAAP (1) 6/30/18	Non- GAAP (1) 6/30/17	% Change
Net revenues	$1,493,090	$1,401,178	6.6	$1,493,090	$1,403,162	6.4
Net income	$176,048	$118,323	48.8	$197,278	$135,840	45.2
Preferred dividend	4,688	4,688	—	4,688	4,688	—

Net income available to common shareholders	$171,360	$113,635	50.8	$192,590	$131,152	46.8
Earnings per diluted common share	$2.16	$1.47	46.9	$2.42	$1.69	43.2
Earnings per diluted common share available to common shareholders	$2.10	$1.41	48.9	$2.36	$1.63	44.8
Compensation ratio	60.3%	63.5%		59.8%	61.9%
Non-compensation ratio	23.8%	24.9%		22.4%	22.6%
Pre-tax operating margin (3)	15.9%	11.6%		17.8%	15.5%

Brokerage Revenues

Brokerage revenues, defined as commissions and principal transactions, were $255.9 million, a 4.5% decrease compared with the second quarter of 2017 and a 2.9% decrease compared with the first quarter of 2018.

	Three Months Ended
(in 000s)	6/30/18	6/30/17	% Change	3/31/18	% Change
Global Wealth Management	$159,290	$168,085	(5.2)	$162,734	(2.1)
Institutional brokerage:
Equity capital markets	45,266	50,869	(11.0)	48,085	(5.9)
Fixed income capital markets	51,330	49,013	4.7	52,738	(2.7)

Total institutional brokerage	96,596	99,882	(3.3)	100,823	(4.2)

Total brokerage revenues	$255,886	$267,967	(4.5)	$263,557	(2.9)

•	Global wealth management brokerage revenues were $159.3 million, a 5.2% decrease compared with the second quarter of 2017 and a 2.1% decrease compared with the first quarter of 2018.

•	Institutional equity brokerage revenues were $45.3 million, an 11.0% decrease compared with the second quarter of 2017 and a 5.9% decrease compared with the first quarter of 2018.

•	Institutional fixed income brokerage revenues were $51.3 million, a 4.7% increase compared with the second quarter of 2017 and a 2.7% decrease compared with the first quarter of 2018.

Investment Banking Revenues

Investment banking revenues were $161.1 million, a 13.1% decrease compared with the second quarter of 2017 and an 8.7% decrease compared with the first quarter of 2018.

	Three Months Ended
(in 000s)	6/30/18	6/30/17	% Change	3/31/18	% Change
Capital raising:
Global Wealth Management	$7,968	$10,641	(25.1)	$7,688	3.6
Equity capital markets	44,087	45,664	(3.5)	52,707	(16.4)
Fixed income capital markets	22,025	46,495	(52.6)	18,294	20.4

Institutional Group	66,112	92,159	(28.3)	71,001	(6.9)

Total capital raising (4)	74,080	102,800	(27.9)	78,689	(5.9)
Advisory fees (4)	87,004	82,461	5.5	97,673	(10.9)

Total investment banking	$161,084	$185,261	(13.1)	$176,362	(8.7)

•	Global wealth management capital raising revenues were $8.0 million, a 25.1% decrease compared with the second quarter of 2017 and a 3.6% increase compared with the first quarter of 2018.

•	Institutional equity capital raising revenues were $44.1 million, a 3.5% decrease compared with the second quarter of 2017 and a 16.4% decrease compared with the first quarter of 2018.

•	Institutional fixed income capital raising revenues were $22.0 million, a 52.6% decrease compared with the second quarter of 2017 and a 20.4% increase compared with the first quarter of 2018.

•	Advisory fee revenues were $87.0 million, a 5.5% increase compared with the second quarter of 2017 and a 10.9% decrease compared with record advisory fee revenues in the first quarter of 2018.

Effective January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, which provides accounting guidance on the recognition of revenues from contracts and requires gross presentation of certain costs that were previously offset against revenue. This change was applied prospectively from January 1, 2018 and there is no impact on our previously presented results. With our adoption of the new revenue recognition standard on January 1, 2018, capital raising and advisory fee revenues are no longer presented net of the related out-of-pocket deal expenses. As a result, capital raising and advisory fee revenues and other operating expenses are higher in the second quarter of 2018 by an identical $7.6 million, with no impact to net income.

Asset Management and Service Fee Revenues

Asset management and service fee revenues were a record $199.6 million, a 15.4% increase compared with the second quarter of 2017 and a 1.9% increase compared with the first quarter of 2018. The increase from the comparative period in 2017 is primarily attributable to the growth in the value of fee-based accounts. See asset management and service fee break-down below.

Net Interest Income

Record net interest income of $117.1 million, a 26.9% increase compared with the second quarter of 2017 and a 5.3% increase compared with the first quarter of 2018. The increase is primarily due to higher interest rates, as well as growth of interest-earning assets and interest-bearing liabilities.

•	Interest income was $154.4 million, a 41.7% increase compared with the second quarter of 2017 and a 12.1% increase compared with the first quarter of 2018.

•	Interest expense was $37.3 million, a 124.0% increase compared with the second quarter of 2017 and a 40.9% increase compared with the first quarter of 2018.

Compensation and Benefits Expenses

For the quarter ended June 30, 2018, compensation and benefits expenses were $442.2 million, which included $4.1 million of merger-related and severance expenses (non-GAAP adjustments). This compares with $453.9 million in the second quarter of 2017 and $457.9 million in the first quarter of 2018. Excluding the non-GAAP adjustments, compensation and benefits as a percentage of net revenues were 59.0% in the second quarter of 2018 (non-GAAP measure).

	Three Months Ended		Six Months Ended
	6/30/18	6/30/17	6/30/18	6/30/17
GAAP compensation and benefits	$442,170	$453,876	$900,063	$890,263
As a percentage of net revenues	59.5%	62.5%	60.3%	63.5%
Non-GAAP adjustments: (5)
Merger-related	(3,186)	(5,551)	(6,639)	(15,356)
Severance	(889)	(2,420)	(1,175)	(6,955)

	(4,075)	(7,971)	(7,814)	(22,311)

Non-GAAP compensation and benefits	$438,095	$445,905	$892,249	$867,952

As a percentage of non-GAAP net revenues	59.0%	61.4%	59.8%	61.9%

Non-Compensation Operating Expenses

For the quarter ended June 30, 2018, non-compensation operating expenses were $182.2 million, which included merger-related and litigation-related expenses (non-GAAP adjustments) of $14.9 million. This compares with $188.6 million in the second quarter of 2017 and $172.9 million in the first quarter of 2018. Excluding the non-GAAP adjustments, non-compensation operating expenses as a percentage of net revenues for the quarter ended June 30, 2018 were 22.5% (non-GAAP measure).

	Three Months Ended		Six Months Ended
	6/30/18	6/30/17	6/30/18	6/30/17
GAAP non-compensation expenses	$182,215	$188,573	$355,126	$348,698
As a percentage of net revenues	24.5%	26.0%	23.8%	24.9%
Non-GAAP adjustments: (5)
Merger-related	(8,892)	(6,849)	(14,915)	(12,174)
Litigation-related	(6,000)	(20,000)	(6,000)	(20,000)

	(14,892)	(26,849)	(20,915)	(32,174)

Non-GAAP non-compensation expenses	$167,323	$161,724	$334,211	$316,524

As a percentage of non-GAAP net revenues	22.5%	22.3%	22.4%	22.6%

Provision for Income Taxes

The GAAP effective income tax rate for the quarter ended June 30, 2018 was 26.2%. This compares with an effective income tax rate of 36.5% for the second quarter of 2017 and 25.8% for the first quarter of 2018. The adjusted non-GAAP effective income tax rate for the quarter ended June 30, 2018 was 26.2%.

The provision for income taxes for the three months ended June 30, 2018 was primarily impacted by the tax reform enacted in the fourth quarter of 2017 that, among other things, lowered the federal corporate income tax rate from 35% to 21%.

	Three Months Ended		Six Months Ended
	6/30/18	6/30/17	6/30/18	6/30/17
GAAP provision for income taxes	$31,060	$30,387	$61,853	$43,894
GAAP effective tax rate	26.2%	36.5%	26.0%	27.1%
Non-GAAP adjustments: (5)
Merger-related, litigation-related, and severance	5,102	13,428	7,814	21,840
Other	(170)	—	(315)	—
Excess tax benefits from stock-based compensation	—	212	—	17,155

	4,932	13,640	7,499	38,995

Non-GAAP provision for income taxes	$35,992	$44,027	$69,352	$82,889

Non-GAAP effective tax rate	26.2%	37.3%	26.0%	37.9%

Conference Call Information

Stifel Financial Corp. will host its first quarter 2018 financial results conference call on Monday, July 30, 2018, at 5:00 p.m. Eastern time. The conference call may include forward-looking statements.

All interested parties are invited to listen to Stifel’s Chairman and CEO, Ronald J. Kruszewski, by dialing (800) 651-2240 and referencing conference ID #2197478. A live audio webcast of the call, as well as a presentation highlighting the Company’s results, will be available through the Company’s web site, www.stifel.com. For those who cannot listen to the live broadcast, a replay of the broadcast will be available through the above-referenced web site beginning approximately one hour following the completion of the call.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated; Keefe Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; Century Securities Associates, Inc.; and Eaton Partners LLC, and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s web site at www.stifel.com.

Forward-Looking Statements

This earnings release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this earnings release not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this earnings release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: the ability to successfully integrate acquired companies or the branch offices and financial advisors; a material adverse change in financial condition; the risk of borrower, depositor, and other customer attrition; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services; and other risk factors referred to from time to time in filings made by Stifel Financial Corp. with the Securities and Exchange Commission. Forward-looking statements speak only as to the date they are made. Stifel Financial Corp. disclaims any intent or obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Summary Results of Operations (Unaudited)
	Three Months Ended					Six Months Ended
(in 000s, except per share amounts)	6/30/18	6/30/17	% Change	3/31/18	% Change	6/30/18	6/30/17	% Change
Revenues:
Commissions	$166,902	$172,264	(3.1)	$165,775	0.7	$332,677	$347,538	(4.3)
Principal transactions	88,984	95,703	(7.0)	97,782	(9.0)	186,766	212,560	(12.1)

Brokerage Revenues	255,886	267,967	(4.5)	263,557	(2.9)	519,443	560,098	(7.3)

Capital raising	74,059	102,800	(28.0)	78,690	(5.9)	152,749	176,716	(13.6)
Advisory fees	87,004	82,461	5.5	97,672	(10.9)	184,676	135,397	36.4

Investment banking	161,063	185,261	(13.1)	176,362	(8.7)	337,425	312,113	8.1
Asset management and service fees	199,568	172,914	15.4	195,801	1.9	395,369	335,653	17.8
Other income	9,073	7,198	26.0	3,357	170.3	12,430	15,950	(22.1)

Operating Revenue	625,590	633,340	(1.2)	639,077	(2.1)	1,264,667	1,223,814	3.3
Interest Revenue	154,421	108,951	41.7	137,734	12.1	292,155	209,904	39.2

Total Revenue	780,011	742,291	5.1	776,811	0.4	1,556,822	1,433,718	8.6
Interest Expense	37,279	16,644	124.0	26,453	40.9	63,732	32,540	95.9

Net Revenue	742,732	725,647	2.4	750,358	(1.0)	1,493,090	1,401,178	6.6

Non-interest Expenses:
Compensation and benefits	442,170	453,876	(2.6)	457,893	(3.4)	900,063	890,263	1.1
Occupancy and equipment rental	53,596	57,892	(7.4)	57,595	(6.9)	111,191	110,437	0.7
Communication and office supplies	36,639	34,192	7.2	33,499	9.4	70,138	68,036	3.1
Commissions and floor brokerage	10,095	11,232	(10.1)	9,365	7.8	19,460	21,955	(11.4)
Provision for loan losses	4,277	5,856	(27.0)	2,043	109.3	6,320	11,990	(47.3)
Other operating expenses	77,608	79,401	(2.3)	70,409	10.2	148,017	136,280	8.6

Total non-interest expenses	624,385	642,449	(2.8)	630,804	(1.0)	1,255,189	1,238,961	1.3

Income before income taxes	118,347	83,198	42.2	119,554	(1.0)	237,901	162,217	46.7
Provision for income taxes	31,060	30,387	2.2	30,793	0.9	61,853	43,894	40.9

Net income	87,287	52,811	65.3	88,761	(1.7)	176,048	118,323	48.8
Preferred dividends	2,344	2,344	—	2,344	—	4,688	4,688	—

Net income available to common shareholders	$84,943	$50,467	68.3	$86,417	(1.7)	$171,360	$113,635	50.8

Earnings per common share:
Basic	$1.18	$0.74	59.5	$1.20	(1.7)	$2.39	$1.66	44.0
Diluted	$1.04	$0.63	65.1	$1.06	(1.9)	$2.10	$1.41	48.9

Weighted average number of common shares outstanding:
Basic	71,692	68,556	4.6	71,999	(0.4)	71,843	68,471	4.9
Diluted	81,299	80,021	1.6	81,789	(0.6)	81,548	80,391	1.4

Cash dividends declared per common share	$0.12	$—	n/m	$0.12	—	$0.24	$—	n/m

Summary Segment Results (Unaudited)
	Three Months Ended					Six Months Ended
(in 000s)	6/30/18	6/30/17	% Change	3/31/18	% Change	6/30/18	6/30/17	% Change
Net revenues:
Global Wealth Management	$497,327	$451,990	10.0	$485,575	2.4	$982,902	$894,722	9.9
Institutional Group	252,825	276,153	(8.4)	270,078	(6.4)	522,903	513,620	1.8
Other	(7,420)	(2,496)	(197.3)	(5,295)	(40.1)	(12,715)	(7,164)	(77.5)

Total net revenues	$742,732	$725,647	2.4	$750,358	(1.0)	$1,493,090	$1,401,178	6.6

Operating expenses:
Global Wealth Management	$309,432	$298,753	3.6	$308,804	0.2	$618,236	$599,433	3.1
Institutional Group	216,801	223,261	(2.9)	225,508	(3.9)	442,309	420,856	5.1
Other	98,152	120,435	(18.5)	96,492	1.7	194,644	218,672	(11.0)

Total operating expenses	$624,385	$642,449	(2.8)	$630,804	(1.0)	$1,255,189	$1,238,961	1.3

Operating contribution:
Global Wealth Management	$187,895	$153,237	22.6	$176,771	6.3	$364,666	$295,289	23.5
Institutional Group	36,024	52,892	(31.9)	44,570	(19.2)	80,594	92,764	(13.1)
Other	(105,572)	(122,931)	(14.1)	(101,787)	3.7	(207,359)	(225,836)	(8.2)

Income before income taxes	$118,347	$83,198	42.2	$119,554	(1.0)	$237,901	$162,217	46.7

As a percentage of net revenues:
Compensation and benefits
Global Wealth Management	47.8	50.7		49.8		48.8	51.1
Institutional Group	59.3	59.6		59.0		59.2	60.0
Non-comp. operating expenses
Global Wealth Management	14.4	15.4		13.8		14.1	15.9
Institutional Group	26.5	21.2		24.5		25.4	21.9
Income before income taxes
Global Wealth Management	37.8	33.9		36.4		37.1	33.0
Institutional Group	14.2	19.2		16.5		15.4	18.1

Consolidated pre-tax margin	16.0	11.5		16.0		15.9	11.6

Stifel Financial Corp.

Financial metrics (unaudited):	As of and For the Three Months Ended
(in 000s, except percentages and per share amounts)	6/30/18	6/30/17	3/31/18
Total assets	$22,608,169	$19,533,575	$21,715,342
Total equity	2,954,362	2,845,309	2,917,540
Book value per common share	$39.34	$39.47	$38.49
Return on common equity (6)	12.5%	7.9%	13.0%
Non-GAAP return on common equity (1) (6)	14.5%	11.1%	14.0%
Return on tangible common equity (7)	20.7%	13.4%	21.5%
Non-GAAP return on tangible common equity (1) (7)	24.0%	18.8%	23.3%
Tier 1 common capital ratio (8)	16.4%	18.2%	16.6%
Tier 1 risk based capital ratio (8)	18.4%	20.5%	18.7%
Tier 1 leverage capital ratio (8)	9.5%	10.3%	9.6%
Pre-tax margin on net revenues	16.0%	11.5%	16.0%
Non-GAAP pre-tax margin on net revenues (1) (2)	18.5%	16.3%	17.3%
Effective tax rate	26.2%	36.5%	25.8%
Non-GAAP effective tax rate (1)	26.2%	37.3%	25.8%

Statistical Information (unaudited):	As of and For the Three Months Ended
(in 000s)	6/30/18	6/30/17	% Change	3/31/18	% Change
Financial advisors (9)	2,267	2,277	(0.4)	2,266	n/m
Locations	398	399	(0.3)	397	0.3
Total client assets	$277,708,000	$258,097,000	7.6	$274,651,000	1.1
Fee-based client assets	$91,275,000	$79,177,000	15.3	$89,031,000	2.5
Client money market and insured product	$15,703,000	$17,831,000	(11.9)	$16,659,000	(5.7)
Secured client lending (10)	$3,174,639	$2,999,461	5.8	$3,119,473	1.8

	Asset Management and Service Fee Break-down
	Three Months Ended
(in 000s)	6/30/18	6/30/17	% Change	3/31/18	% Change
Private Client Group (11)	$149,457	$123,205	21.3	$146,769	1.8
Asset Management	27,606	25,677	7.5	27,104	1.9
Third-party Bank Sweep Program	11,601	14,724	(21.2)	11,603	n/m
Other (12)	10,904	9,308	17.1	10,325	5.6

Total asset management and service fee revenues	$199,568	$172,914	15.4	$195,801	1.9

	Three Months Ended
(in millions)	6/30/18	6/30/17	% Change	3/31/18	% Change
Private Client Group (11)	$67,807	$58,126	16.7	$66,255	2.3
Asset Management	29,679	28,002	6.0	29,086	2.0
Elimination (13)	(6,211)	(6,951)	(10.6)	(6,310)	(1.6)

Total fee-based assets	$91,275	$79,177	15.3	$89,031	2.5

Individual Program Banks	$3,153	$4,530	(30.4)	$3,676	(14.2)

ROA (bps) (14)
Private Client Group (11)	90.2	90.6		90.9
Asset Management	37.2	36.7		37.3
Individual Program Banks	134.0	99.0		121.7

Stifel Bank & Trust - a component of Global Wealth Management

Selected operating data (unaudited):	Three Months Ended					Six Months Ended
(in 000s, except percentages)	6/30/18	6/30/17	% Change	3/31/18	% Change	6/30/18	6/30/17	% Change
Net Interest Income	$114,200	$90,795	25.8	$107,627	6.1	$221,827	$174,814	26.9
Bank loan loss provision	4,277	5,856	(27.0)	2,043	109.3	6,320	11,991	(47.3)
Charge-offs	—	2,953	n/m	(14)	n/m	(14)	2,953	n/m
Net Interest Margin	2.97%	2.77%	7.2	2.89%	2.8	2.93%	2.71%	8.1

Financial Metrics (unaudited):	As of
(in 000s, except percentages)	6/30/18	6/30/17	3/31/18
Total Assets	$15,844,499	$13,598,260	$15,154,798
Total Equity	1,089,624	978,626	1,081,041
Total Loans, net (includes loans held for sale)	7,557,982	6,299,669	7,337,749
Total Deposits	13,890,849	12,050,474	13,329,623
Available-for-sale securities, at fair value	3,468,832	3,448,548	3,705,918
Held-to-maturity securities, at amortized cost	4,516,441	3,304,090	3,842,889
Residential real estate	2,703,935	2,248,528	2,634,069
Commercial and industrial	2,677,096	2,064,052	2,553,671
Securities-based loans	1,845,592	1,755,592	1,809,281
Commercial real estate	127,253	71,517	101,591
Loans held for sale	210,611	139,676	261,467
Common equity tier 1 capital ratio (8)	14.4%	14.9%	14.6%
Tier 1 capital ratio (8)	14.4%	14.9%	14.6%
Total capital ratio (8)	15.4%	15.7%	15.6%
Tier 1 leverage ratio (8)	7.2%	7.2%	7.2%

Credit Metrics:
Allowance for loan losses	$73,775	$54,202	$69,497
Allowance as a percentage of retained loans	0.99%	0.88%	0.97%
Net charge-offs as a percentage of average loans	0.00%	0.05%	0.00%
Total nonperforming assets	$18,696	$21,219	$21,826
Nonperforming assets as % of total assets	0.12%	0.15%	0.14%

	Global Wealth Management Summary Results of Operations (Unaudited)
	Three Months Ended					Six Months Ended
(in 000s)	6/30/18	6/30/17	% Change	3/31/18	% Change	6/30/18	6/30/17	% Change
Revenues:
Commissions	$118,129	$120,344	(1.8)	$119,205	(0.9)	$237,334	$240,921	(1.5)
Principal transactions	41,161	47,741	(13.8)	43,529	(5.4)	84,690	98,658	(14.2)

Brokerage revenues	159,290	168,085	(5.2)	162,734	(2.1)	322,024	339,579	(5.2)

Asset management and service fees	199,557	172,889	15.4	195,789	1.9	395,346	335,553	17.8
Net interest	124,987	95,698	30.6	118,455	5.5	243,442	185,393	31.3
Investment banking	8,049	10,641	(24.4)	7,688	4.7	15,737	22,495	(30.0)
Other income	5,444	4,677	16.4	909	498.9	6,353	11,702	(45.7)

Net revenues	497,327	451,990	10.0	485,575	2.4	982,902	894,722	9.9

Non-interest expenses:
Compensation and benefits	237,879	229,158	3.8	241,760	(1.6)	479,639	457,629	4.8
Non-compensation operating expenses	71,553	69,595	2.8	67,044	6.7	138,597	141,804	(2.3)

Total non-interest expenses	309,432	298,753	3.6	308,804	0.2	618,236	599,433	3.1

Income before income taxes	$187,895	$153,237	22.6	$176,771	6.3	$364,666	$295,289	23.5

As a percentage of net revenues:
Compensation and benefits	47.8	50.7		49.8		48.8	51.1
Non-compensation operating expenses	14.4	15.4		13.8		14.1	15.9
Income before income taxes	37.8	33.9		36.4		37.1	33.0

	Institutional Group Summary Results of Operations (Unaudited)
	Three Months Ended					Six Months Ended
(in 000s)	6/30/18	6/30/17	% Change	3/31/18	% Change	6/30/18	6/30/17	% Change
Revenues:
Commissions	$48,773	$51,920	(6.1)	$46,570	4.7	$95,343	$106,617	(10.6)
Principal transactions	47,823	47,962	(0.3)	54,253	(11.9)	102,076	113,902	(10.4)

Brokerage revenues	96,596	99,882	(3.3)	100,823	(4.2)	197,419	220,519	(10.5)
Capital raising	66,112	92,159	(28.3)	71,001	(6.9)	137,113	154,221	(11.1)
Advisory fees	86,922	82,461	5.4	97,673	(11.0)	184,595	135,397	36.3

Investment banking	153,034	174,620	(12.4)	168,674	(9.3)	321,708	289,618	11.1
Other (15)	3,195	1,651	93.5	581	449.9	3,776	3,483	8.4

Net revenues	252,825	276,153	(8.4)	270,078	(6.4)	522,903	513,620	1.8

Non-interest expenses:
Compensation and benefits	149,984	164,532	(8.8)	159,344	(5.9)	309,328	308,172	0.4
Non-compensation operating expenses	66,817	58,729	13.8	66,164	1.0	132,981	112,684	18.0

Total non-interest expenses	216,801	223,261	(2.9)	225,508	(3.9)	442,309	420,856	5.1

Income before income taxes	$36,024	$52,892	(31.9)	$44,570	(19.2)	$80,594	$92,764	(13.1)

As a percentage of net revenues:
Compensation and benefits	59.3	59.6		59.0		59.2	60.0
Non-compensation operating expenses	26.5	21.2		24.5		25.4	21.9
Income before income taxes	14.2	19.2		16.5		15.4	18.1

Non-GAAP Financial Measures

The Company utilized certain non-GAAP calculations as additional measures to aid in understanding and analyzing the Company’s financial results for the three and six months ended June 30, 2018 and 2017 and the three months ended March 31, 2018. Specifically, the Company believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of the Company’s core operating results and business outlook. The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the business and facilitate a meaningful comparison of the Company’s results in the current period to those in prior and future periods. Reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. These non-GAAP measures primarily exclude expenses which management believes are, in some instances, non-recurring and not representative of on-going business.

A limitation of utilizing these non-GAAP measures is that the GAAP accounting effects of these charges do, in fact, reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing its financial results. Therefore, the Company believes that GAAP measures and the same respective non-GAAP measures of the Company’s financial performance should be considered together.

The following table provides details with respect to reconciling net income and earnings per diluted common share on a GAAP basis for the three and six months ended June 30, 2018 and 2017 and the three months ended March 31, 2018 to net income and earnings per diluted common share on a non-GAAP basis for the same period.

	Three Months Ended			Six Months Ended
(in 000s)	6/30/18	6/30/17	3/31/18	6/30/18	6/30/17
GAAP net income	$87,287	$52,811	$88,761	$176,048	$118,323
Preferred dividend	2,344	2,344	2,344	4,688	4,688

Net income available to common shareholders	84,943	50,467	86,417	171,360	113,635

Non-GAAP adjustments:
Merger-related (16)	11,887	12,400	9,667	21,554	29,514
Severance	889	2,420	286	1,175	6,955
Litigation-related (17)	6,000	20,000	—	6,000	20,000
Provision for income taxes (18)	(4,932)	(13,640)	(2,567)	(7,499)	(38,952)

Total non-GAAP adjustments	13,844	21,180	7,386	21,230	17,517

Non-GAAP net income available to common shareholders	$98,787	$71,647	$93,803	$192,590	$131,152

Weighted average diluted shares outstanding	81,299	80,021	81,789	81,548	80,391
GAAP earnings per diluted common share	$1.07	$0.66	$1.09	$2.16	$1.47
Non-GAAP adjustments	0.17	0.26	0.09	0.26	0.22

Non-GAAP earnings per diluted common share	$1.24	$0.92	$1.18	$2.42	$1.69

GAAP earnings per diluted common share available to common shareholders	$1.04	$0.63	$1.06	$2.10	$1.41
Non-GAAP adjustments	0.18	0.27	0.09	0.26	0.22

Non-GAAP earnings per diluted common share available to common shareholders	$1.22	$0.90	$1.15	$2.36	$1.63

Footnotes

(1)	Reconciliations of the Company’s GAAP results to these non-GAAP measures are discussed within and under “Non-GAAP Financial Measures.”
(2)

Non-GAAP pre-tax margin for the three months ended June 30, 2018 of 18.5% is calculated by adding non-GAAP adjustments of $18.8 million to our GAAP income before income taxes of $118.3 million and dividing it by non-GAAP net revenues for the quarter of $742.5 million. Reconciliations of the Company’s GAAP results to certain non-GAAP measures is discussed within and under “Non-GAAP Financial Measures.”

(3)

Non-GAAP pre-tax margin for the six months ended June 30, 2018 of 17.8% is calculated by adding non-GAAP adjustments of $28.7 million to our GAAP income before income taxes of $237.9 million and dividing it by non-GAAP net revenues for the quarter of $1.5 billion. Reconciliations of the Company’s GAAP results to certain non-GAAP measures is discussed within and under “Non-GAAP Financial Measures.”

(4)	Excludes revenue included in the Other segment.
(5)	See further discussion of non-GAAP adjustments under “Non-GAAP Financial Measures.”
(6)

Computed by dividing annualized net income by average common shareholders’ equity or, in the case of non-GAAP return on common equity, computed by dividing non-GAAP net income by average common shareholders’ equity.

(7)

Computed by dividing annualized net income by average tangible shareholders’ equity or, in the case of non-GAAP return on tangible common equity, computed by dividing non-GAAP net income by average tangible shareholders’ equity. Tangible common shareholders’ equity equals total common shareholders’ equity less goodwill and identifiable intangible assets.

(8)	Capital ratios are estimates at time of the Company’s earnings release.
(9)	Includes 106, 119, and 109 independent contractors at June 30, 2018, June 30, 2017, and March 31, 2018, respectively.
(10)	Includes client margin balances held by our broker-dealer subsidiaries and securities-based loans held at Stifel Bank.
(11)	Includes Private Client Group and Trust Business.
(12)	Includes fund networking fees, retirement fees, transaction/handling fees, and ACAT fees.
(13)	Asset management assets included in Private Client Group or Trust accounts.
(14)	Return on assets is calculated based on prior period-end balances for Private Client Group, period-end balances for Asset Management, and average quarterly balances for individual Program Banks.
(15)	Includes net interest, asset management and service fees, and other income.
(16)

Primarily related to charges attributable to integration-related activities, signing bonuses, amortization of restricted stock awards and promissory notes issued as retention, professional fees, and amortization of intangible assets acquired. These costs were directly related to acquisitions of certain businesses and are not representative of the costs of running the Company’s on-going business.

(17)	Primarily related to costs associated with the Company’s legal matters.
(18)	See details of non-GAAP adjustments under “Provision for Income Taxes.”